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                        January 26, 1995
404 815-6480


Americorp, Inc.
7393 Hodgson Memorial Drive
Savannah, Georgia 31406


Ladies and Gentlemen:

         We have been requested to render our opinion expressed below in connection with the proposed merger (the "Merger") of Americorp, Inc. ("Americorp") with and into Bank Corporation of Georgia ("BCG"), pursuant to the terms and conditions of that certain Agreement and Plan of Reorganization, as amended (the "Agreement"), by and between Americorp and BCG described in that certain Registration Statement on Form S-4 related to shares of BCG common stock to be issued in connection with the merger of Americorp and BCG, to be filed by BCG with the Securities and Exchange Commission (the "Registration Statement"). Unless otherwise indicated, terms used herein shall have the same meaning as defined in the Registration Statement.

     In rendering our opinion, we have examined the Agreement and Plan of Merger (the "Merger Agreement"), applicable law, regulations, rulings and decisions. Our opinion is based upon our understanding and belief that the facts set forth in the Registration Statement are true and correct.

     We have also assumed (with your permission) that (a) there is no plan or intention by the shareholders of Americorp (other than BCG) to sell or otherwise dispose of the BCG Common Stock to be received by them in the Americorp Merger which would reduce their ownership of BCG Common Stock to a number of shares having, in the aggregate, a fair market value, as of the date of the consummation of the Americorp Merger, of less than fifty percent (50%) of the fair market value of the Americorp Common Stock owned prior to the Americorp Merger by such stockholders of Americorp, (b) BCG has no plan or intention to redeem or otherwise reacquire any of the BCG Common Stock exchanged for the
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stock of Americorp in the Americorp Merger, and (c) BCG will continue Americorp s historic business or use a significant portion of Americorp s historic business assets in a business.

     Whenever our opinion herein as to the existence or absence of any fact is qualified by the phrase "to the best of our knowledge," "based on our knowledge," "known to us" or other similar phrases, it is intended to signify that during the course of our representation of BCG no information has come to the attention of the attorneys presently in this firm which would give them actual knowledge of the existence or absence of such facts. Except as may be expressly described herein, we have not undertaken any independent investigation to determine the existence or absence of such facts and no inference as to our knowledge of the existence or absence of such facts should be drawn from our serving as counsel for BCG.

     Based on and in reliance on the foregoing and the further qualifications set forth below, and provided that the Americorp
Merger is consummated in accordance with the Merger Agreement, it is our opinion that:

     (1) The merger of Americorp into BCG and the issuance of shares of BCG Common Stock in connection therewith, as described in the Merger Agreement, will constitute a tax-free reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

     (2)  Except for the recognition of gain as required by
          Section 302 of the Code with respect to the receipt by holders of Americorp Common Stock of cash in lieu of fractional shares, no gain or loss will be recognized for Federal income tax purposes by the holders of Americorp Common Stock upon the exchange of such stock solely for BCG Common Stock as a result of the Americorp Merger.

     (3) The aggregate tax basis of the BCG Common Stock received by an Americorp shareholder pursuant to the Americorp Merger will be the same as the aggregate tax basis of the shares of Americorp Common Stock exchanged therefor, decreased by any portion of such tax basis allocated to the fractional shares of BCG Common Stock that are treated as redeemed by BCG.

     (4) The holding period of the shares of BCG Common Stock received by an Americorp shareholder as part of the Americorp Merger will include the holding period of the

          shares of Americorp Common Stock exchanged therefor, provided that the Americorp Common Stock is held as a capital asset on the date of the consummation of the Americorp Merger.

     In general, cash received by holders of Americorp Common Stock exercising their dissenters rights will be treated as amounts distributed in redemption of their shares of Americorp Common Stock and will be taxable under the provisions of Section 302 of the Code.


    This letter is solely for the information and use of you and the shareholders of Americorp, and, except to the extent that such may be referred to in the Registration Statement, it is not to be used, circulated, quoted, or referred to for any other purpose or relied upon by any other person for whatever reason without our prior written consent.

                                   KILPATRICK & CODY




                                   By: /s/  R. Alexander Bransford, Jr.
                                     R. Alexander Bransford, Jr.